Exhibit 5.1

[McKenna Long & Aldridge Letterhead]

May 22, 2003

MasTec, Inc.
3155 N.W. 77th Ave.
Miami, Florida 33122

Re:	MasTec, Inc. - 1997 Non-Qualified Employee Stock Purchase Plan Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to MasTec, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 300,000 additional shares (the “Shares”) of common stock, $0.10 par value per share (the “Common Stock”) of the Company. The Shares may be purchased by and issued to employees of the Company pursuant to the 1997 Non-Qualified Employee Stock Purchase Plan (the “Plan”).

        The opinion hereinafter set forth is given at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no other opinion is implied or to be inferred beyond the matters expressly stated. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

        Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

        In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation, as amended, and Bylaws of the Company, the record of corporate proceedings and the Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

        As to various factual matters that are material to our Opinion, we have relied upon: (i) the factual statements set forth in a certificate of an officer of the Company; (ii) the action by Unanimous Consent in Lieu of a Meeting of the Board of Directors of the Company, dated April 21, 2003; (iii) the action by Unanimous Consent in Lieu of a Meeting of the Compensation Committee of the Board of Directors of the Company, dated April 10, 2003; and (iv) originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

        We do not herein express any opinion concerning any matter respecting or affected by any laws other than the Florida Business Corporation Act that is now in effect. The Opinion hereinafter set forth is based upon the Florida Business Corporation Act and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such law or facts that hereafter may come to our attention.

        Based upon and subject to the foregoing, we are of the following opinion:

(1)	the Shares, when issued in accordance with the terms of the Plan against payment in full of the price therefor, established in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ McKenna Long & Aldridge LLP —————————————— MCKENNA LONG & ALDRIDGE LLP